Exhibit 99.1

lululemon athletica nominates Jerry Stritzke for election to its Board of Directors

Vancouver, Canada, April 25, 2012 — lululemon athletica inc. [NASDAQ: LULU; TSX: LLL] today announced that it has nominated Jerry Stritzke for election to the company’s Board of Directors. Shareholders will vote on Mr. Stritzke’s nomination at the company’s annual meeting on June 6.

Mr. Stritzke is President and Chief Operating Officer of Coach, Inc. (NYSE: COH, SEHK: 6388) a leading marketer of modern classic American accessories. Prior to joining Coach in March 2008 he held a number of successively senior executive positions with the Limited Brands, Inc. organization, including Chief Operating Officer and Co-Leader of Victoria’s Secret and Chief Executive Officer of MAST Industries. He joined Limited Brands in 1999 as Senior Vice President, Operations.

Chip Wilson, Founder and Chairman of the Board of Directors of lululemon athletica, commented, “We’re at an exciting and important chapter for lululemon and Jerry’s experience with international brands such as Coach and Victoria’s Secret will be an amazing addition to our Board as we continue to build strong relationships in new communities around the world.”

About lululemon athletica inc.

lululemon athletica (NASDAQ:LULU; TSX:LLL) is a yoga-inspired athletic apparel company that creates components for people to live a long, healthy and more fun life. By producing products that keep people active and stress free, lululemon believes that the world will be a better place. Setting the bar in technical fabrics and functional designs, lululemon works with yogis and athletes in local communities for continuous research and product feedback. For more information, visit www.lululemon.com.

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